Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GTJ REIT, Inc.

West Hempstead, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169557) of GTJ REIT, Inc. of our report dated March 29, 2016, relating to the consolidated financial statements and financial statement schedule which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

March 29, 2016